Filed Pursuant to Rule 433
Registration Statement No. 333-189888

Royal Bank of Canada Market Linked Securities
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due December 4, 2017

Term Sheet to Preliminary Pricing Supplement No. WFC5 dated May 8, 2014

Summary of terms

Issuer	Royal Bank of Canada
Term	Approximately 3.5 years
Fund	iShares® MSCI Emerging Markets ETF
Pricing Date	May 30, 2014*
Original Issue Date	June 4, 2014*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	December 4, 2017*
Initial Fund Price	The closing price of the Fund on the pricing date
Final Fund Price	The closing price of the Fund on the valuation date
Maximum Maturity Payment Amount	[$1,400 - $1,450] (to be determined on the pricing date)
Buffer Price	90% of the Initial Fund Price
Participation Rate	150%
Valuation Date	November 27, 2017*
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	Up to 2.75%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	78010UYT8

*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.
Investment description

•	Linked to the iShares® MSCI Emerging Markets ETF

•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Fund from its Initial Fund Price to its Final Fund Price.
The payment at maturity will reflect the following terms:

o If the price of the Fund increases:

You will receive the initial public offering price plus 150% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 40% to 45% (to be determined on the pricing date) of the initial public offering price

o If the price of the Fund decreases but the decrease is not more than 10%:

You will be repaid the initial public offering price

o If the price of the Fund decreases by more than 10%:

You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

•	Investors may lose up to 90% of the initial public offering price

•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the date of the accompanying preliminary pricing supplement is $972.10 per $1,000 in principal amount, which is less than the public offering price.  While the initial estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors.  The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date, which will not be less than $952.10 per $1,000 in principal amount.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.  Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical maximum maturity payment amount of 142.50% or $1,425 per $1,000 security (the midpoint of the specified range for the maximum maturity payment amount), a participation rate of 150% and a Buffer Price equal to 90% of the Initial Fund Price.

This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Fund Price, the actual maximum maturity payment amount, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Final Fund Price	Percentage Change from the Hypothetical Initial Fund Price to the Hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities
$20.90	-50.00%	$600.00	-40.00%
$22.98	-45.00%	$650.00	-35.00%
$25.07	-40.00%	$700.00	-30.00%
$27.16	-35.00%	$750.00	-25.00%
$29.25	-30.00%	$800.00	-20.00%
$31.34	-25.00%	$850.00	-15.00%
$33.43	-20.00%	$900.00	-10.00%
$35.52	-15.00%	$950.00	-5.00%
$37.61(2)	-10.00%	$1,000.00	0.00%
$38.66	-7.50%	$1,000.00	0.00%
$39.70	-5.00%	$1,000.00	0.00%
$40.75	-2.50%	$1,000.00	0.00%
$41.79(3)	0.00%	$1,000.00	0.00%
$43.88	5.00%	$1,075.00	7.50%
$45.97	10.00%	$1,150.00	15.00%
$48.06	15.00%	$1,225.00	22.50%
$50.15	20.00%	$1,300.00	30.00%
$52.24	25.00%	$1,375.00	37.50%
$53.63	28.34%	$1,425.00	42.50%
$54.33	30.00%	$1,425.00	42.50%
$56.42	35.00%	$1,425.00	42.50%
$58.51	40.00%	$1,425.00	42.50%
$60.60	45.00%	$1,425.00	42.50%
$62.69	50.00%	$1,425.00	42.50%

(1)           Based on a hypothetical maximum maturity payment amount of $1,425.00 (the mid-point of the specified range for the maximum maturity payment amount).

(2)           This is the hypothetical Buffer Price.

(3)           This is the hypothetical Initial Fund Price.

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the Final Fund Price is greater than the Initial Fund Price, the maturity payment amount per security will equal the lesser of:

(i)

(ii)	the maximum maturity payment amount

•	If the Final Fund Price is equal to or less than the Initial Fund Price but greater than or equal to the Buffer Price, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Fund Price is less than the Buffer Price, the maturity payment amount per security will equal:

In such a case, you will lose up to 90% of your principal.

iShares® MSCI Emerging Markets daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2004 to May 7, 2014.  The closing price on May 7, 2014 was $41.79.  The historical performance of the Fund is not an indication of its future performance during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 90% of your principal

•	You will not receive interest payments on the securities

•	Your yield may be lower than the yield on a standard debt security of comparable maturity

•	Your return is limited and will not reflect the return of owning the Fund or the common stocks held by the Fund

•	Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund

•	There may not be an active trading market for the securities

•	The amount to be paid at maturity is not linked to the price of the Fund at any time other than the valuation date

•	Many factors affect the market value of the securities

•	The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

•	An investment in the securities is subject to risks associated with foreign securities markets

•	An investment in the securities is subject to foreign currency exchange rate risk

•	Time zone differences between the cities where the securities comprising the Underlying Index and share of the Fund trade may create discrepancies in trading levels

•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities

•	The policies of the Fund investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value

•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor

•	Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

•	Hedging transactions may affect the return on the securities

•	Our initial estimated value of the securities will be less than the initial public offering price

•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value

•	The initial estimated value of the securities will be an estimate only, calculated as of the time the terms of the securities are set

•	Potential conflicts of interest could arise

•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Fund Price and the maturity date if a market disruption event occurs on the valuation date

•	There are potential conflicts of interest between you and the calculation agent

•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-866-609-6009.

Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock, Inc. (BlackRock) or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Underlying Index or any of the iShares Funds.